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                                                               Exhibit 10.11


June 15, 1999


Mr. Anthony S. Johnston
Lawrence T. Malek, Ph.D.
11144668 Ontario Ltd.
3403 American Drive
Suites 1-2
Mississauga, Ontario
Canada L4V 1T4


Dear Tony and Larry:


Over the past year we have discussed a variety of proposals that would enable us jointly to bring to market NASBA based products for detection of food home pathogens. That the concept has retained its viability despite the many distractions that we at Life Sciences have experienced during the interim encourages me that our objectives are valid and with a modicum of good fortune some measure of success in the food testing marketplace should be readily achievable.

In our most recent discussions, I advised you that LSI had completed its negotiations to license the electrochemical detection technology that has been patented by Cornell University. Further, we have continued our discussions with Princeton Separations to develop a NASBA compatible electrochemiluminescent technology that would provide the basis for an absorbance based, qualitative assessment of the amplicons yielded in a successful NASBA reaction. These steps, together with LSl's continuing effort to develop a solid state cassette to carry out NASBA reactions using immobilized enzymes and primers, are expected to fuel our opportunity for successful early on financing to support the development and marketing of food testing products. The factors set out above are significant elements in the follow on proposals for joint activities between our organizations.

In our most recent series of discussions on various aspects of proposed collaborations, we agreed in principle that LSI and 1144668 Ontario Ltd. (Numberco) would, subject to definitive documentation, enter into agreements that would eventually lead to LSl's acquisition of 1144668 Ontario Ltd. in exchange for the common stock of Life Sciences. As a path to this objective, LSI and Numberco would initially form a joint venture to be equally owned by LSI and Numberco to develop and market NASBA based tests for food home pathogens. With the exception of contributing to the joint venture the technology necessary to enable the joint venture to produce and sell a NASBA test for Listeria monocytogenes, which is now an asset of Numberco, and Numberco's representation on the governing body of the joint venture, the role of Numberco or the staff of Genescape in the joint venture would be limited to that of advisory, specifically with respect to advice regarding scientific operation of the venture. LSI would bear all the legal, administrative and related costs to establish, house and staff the venture's operations, and LSI would provide the lead effort to attract grant and contract support from public and private U.S. and international agencies with interest in food safety.




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1144668 Ontario Ltd.                  June 15, 1999                       page 2

Our discussions with respect to funding of the development of individual test products also provided that either of LSI or Numberco may pursue investments from others or make direct investment in the joint venture or alternatively in individual test products. In such cases additional equity in the joint venture, or a royalty interest in a specific test product, would be awarded. With respect to the already developed test for Listeria monocytogenes, if the test is at or near the market-ready state and may be introduced without substantial added development expense to be borne by LSI, Numberco would receive a royalty equal to 15% of the net sales of the L. monocytogenes test kit.

With respect to the existing and any altered capital structure of Numberco, in exchange for 50,000 shares of LSI common stock, the principals of Numberco would grant LSI an option to purchase their holdings in Numberco for an additional 200,000 shares of the common stock of LSI. LSI's option would be exercisable within 3 years of the date of the joint venture agreement at any time that the market value of LSI common stock is sustained at or above $6.00 per share for 30 consecutive days, the market value being computed as one-half the sum of the closing bid and asked prices of the LSI common stock. LSI's option to purchase would also be alternatively exercised through LSI's payment to you of $1.2 million.

LSI's acquisition of an option to purchase Numberco recognizes that Cangene Corporation owns a separate option to purchase a 25% interest in Numberco. This option expires in September, 2000. With respect to the Cangene option, Numberco and LSI are agreed that in the event Cangene elects to exercise its option, the proceeds will flow to the current shareholders of Numberco, and LSI's option to purchase Numberco becomes exercisable for the same consideration without regard to the market value of the LSI common stock. Further, with respect to the LSI option, prior to its exercise of same, the principals of Numberco may recover for their own use such assets of Numberco as you elect, except for the NASBA license for detection of food borne pathogens.

I trust that this communication accurately summarizes our discussions on this matter to date and may serve as a basis for the development of definitive joint venture and acquisition agreements. The agreement in principle represented by this letter in intent is subject to the completion of our discussions, the preparation, execution and delivery of definitive agreements, and the initiation and completion of steps necessary to achieve compliance with applicable securities laws. Please know that we at Life Sciences look forward to an aggressive effort to fulfill the objectives described herein.

Sincerely,
LIFE SCIENCES, INC.

/s/ Alex A. Burns
-------------------
Alex A. Burns
Vice President





                                    Confirmed:
                                    1144668 ONTARIO, LTD


                                    /s/ Lawrence Malek
                                    --------------------------------------------
                                    Lawrence Malek, President


                                    /s/ Anthony S. Johnston
                                    --------------------------------------------
                                    Anthony S. Johnston, Chief Executive Officer


                                    June 15, 1999
                                    -------------
                                    Date